Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

December 8, 2005	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES CHANGES TO BOARD OF

DIRECTORS

PRYOR, OKLAHOMA (December 8, 2005) – Orchids Paper Products Company (AMEX:TIS) announced today the resignation of B. Kent Garlinghouse from its board of directors effective December 7th. At a regularly scheduled meeting held on December 7th, the board of directors of Orchids appointed Steve Berlin to replace Mr. Garlinghouse on the board, the audit committee, the compensation committee, and the nominating and corporate governance committee.

Mr. Garlinghouse resigned for personal reasons.

“Kent was very helpful in guiding us through the IPO process and we will miss his knowledge and expertise. While we regret Kent’s departure, we are very excited to obtain the services of Steve Berlin as a member of our board and look forward to his contributions,” said Michael Sage, President and Chief Executive Officer of Orchids.

Mr. Berlin is currently a Vice-President with Kaiser-Francis Oil Company and formerly served as its Vice-President and Chief Financial Officer for four years. Mr. Berlin has also served as Senior Vice-President and Chief Financial Officer of CITGO Petroleum Corporation. He is a member of the board of directors of North American Palladium Limited.